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News Release
- --------------------------------------------------------------------------------
                                                  Western Micro Technology, Inc.


For Further Information Contact:

Ron Mabry, Chairman and CEO                                       (408) 725-1660
James W. Dorst, Chief Financial Officer                           (408) 725-4745


FOR IMMEDIATE RELEASE


                     WESTERN MICRO TECHNOLOGY REPORTS FIRST
                     QUARTER LOSS, STRONG SYSTEMS SALES AND
                             PENDING RESTRUCTURING


Saratoga, California, April 24, 1995--Western Micro Technology, Inc., (Nasdaq National Market - "WSTM") reported revenues from continuing operations of $33,497,000 for their first quarter, ending March 31, 1995, compared with $30,083,000 for the corresponding quarter a year earlier, an increase of 11%. The net loss for the quarter was $751,000, equivalent to ($0.20) per share, compared with a net income of $47,000, or $0.01 per share for the corresponding quarter a year ago. The net loss for the quarter ended March 31, 1995 included no amounts attributable to discontinued operations, whereas the net income for the corresponding prior year quarter included income from discontinued operations of the North Carolina Testing Division, net of tax, of $167,000.

Commenting on the quarterly results, Mr. Ron Mabry, Western Micro's President, Chairman and CEO said, "Our Systems Division sales and margins continue to trend upward. However, the loss of our profitable Test Lab Division business late last year and the ongoing margin erosion and the loss of suppliers in our Semiconductor Components Division resulted in Western Micro's unsatisfactory performance as compared with the same period a year ago."

On Monday, April 17, 1995, the Company announced that it had entered into a letter of intent to sell the net assets of its Semiconductor Components
Division to Reptron Electronics (Nasdaq National Market - "REPT") at an amount approximating book value in which Reptron will also assume certain branch lease liabilities. The transaction is subject to the negotiation of a
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definitive agreement, due diligence, approval by the Company's Shareholders and other customary conditions. It is anticipated that, if the transaction is consummated with Reptron, the attendant restructuring of the Company will result in a one-time charge in the quarter ending June 30, 1995, the amount of which cannot presently be determined. Although no assurances can be given as to the final outcome of negotiations, management expects that, subsequent to such closing, Western Micro's balance sheet will be free of short-term debt, maintain minimal long-term debt, and benefit from an improvement in its liquidity and cash position. It is further anticipated that Mr. Mabry will join Reptron in a senior management capacity and that Mr. Scott Munro, currently the President of the Company's Reseller Division and Senior Vice President of Sales Operations, will be named President and CEO of Western Micro Technology, Inc.

"This transaction will allow Western Micro to focus its management efforts on a growing segment of its current business in a rapidly expanding industry," said Mr. Munro. "With product offerings from IBM, Hewlett-Packard and AT&T, a commitment to value-added business, and a stronger balance sheet going forward, we believe that Western Micro Technology will be well positioned for the future."

Western Micro Technology is a full-line distributor of electronic semiconductor components as well as a value added systems distributor concentrating on solutions sales and services to VARs, integrators and OEMs. Western Micro posted sales of $119 million in its most recent fiscal year. Western Micro Technology, Inc. is headquartered in Saratoga, California, with branches in Saratoga, San Diego, Agoura Hills and Irvine, CA; Beaverton, OR; Bellevue, WA; Burlington, MA; Marlton, NJ; Raleigh, NC; and Burr Ridge, IL.
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                         WESTERN MICRO TECHNOLOGY, INC.
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                   UNAUDITED


                                                        For the Three Months
                                                          Ended March 31,
                                                   -----------------------------
                                                    1995                1994
Net sales                                          $ 33,497            $ 30,083
Cost of goods sold                                   29,454              26,394
                                                   -----------------------------
Gross profit                                          4,043               3,689
                                                   -----------------------------
Gross profit as % of sales                            12.07%              12.26%

Selling, general and administrative                   4,550               3,621
                                                   -----------------------------
Operating income (loss)                                (507)                 68
                                                   -----------------------------

Interest expense (net)                                  275                 158
Other income (expense)                                   31                  (3)
                                                   -----------------------------
Loss from operations before income tax                 (751)                (93)
                                                   -----------------------------
Provision for (benefit from) income taxes                --                  27

Loss from continuing operations                        (751)               (120)

Discontinued operations, net of taxes:
Income from discontinued operations                      --                 167

Net income (loss)                                  $   (751)           $     47
                                                   =============================

Net income (loss) per common share:
Continuing operations                              $  (0.20)           $  (0.03)
Discontinued operations                            $     --            $   0.04
                                                   -----------------------------
Net income (loss) per common share                 $  (0.20)           $   0.01
                                                   =============================
Outstanding shares of common stock                    3,759               3,467
                                                   =============================
